EXHIBIT 3.5

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684-5708
Website: secretaryofstate.biz

	Filed in the office of	Document Number
	/s/ Ross Miller	20070091077-83
	Ross Miller	Filing Date and Time
Certificate of Designation	Secretary of State	02/02/2007 7:34 AM
	State of Nevada	Entity Number
(PURSUANT TO NRS 78.1955)		C11453-1994

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:
AMERELITE SOLUTIONS, INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Resolved, that the Board of Directors approved that the Company adopt a Certificate of Designation of Class A Convertible Preferred Stock with 2,000,000 shares authorized at a par value of $.001 per share. The Class A Convertible Preferred Stockholders shall be entitled to Ten (10) votes for each shares of Class A Stock held. This Preferred Stock shall have the right to be converted at any time after two (2) years from the date of issuance into two (2) shares of Common Stock. This Class A Convertible Preferred Stock will have no dividend rights except as may be declared by the Board of Directors. Upon liquidation this Class A Convertible Preferred Stock will be senior to Common Stock and in liquidation one (1) share of Class A Convertible Preferred Stock will be equal to $10.00 per share.

3. Effective date of filing (optional):

4. Officer Signature (Required):   /s/  Robert L. Knapp

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.